Exhibit 99.1

FOR IMMEDIATE RELEASE

Media Contact:	Kassy McGourty	908-377-5873

Investor Relations Contact:	Jason Valmore	732-524-3709

Johnson & Johnson Announces Completion of Codman Neurosurgery Divestiture to
Integra LifeSciences Holding Corporation
NEW BRUNSWICK, N.J., October 2, 2017 /PRNewswire/ -- Johnson & Johnson (NYSE: JNJ) today announced the completion of the divestiture of its Codman Neurosurgery business to Integra LifeSciences Holding Corporation for an approximate value of $1.045 billion, subject to customary adjustments.
The Codman Neurosurgery business offers a portfolio of devices focused on hydrocephalus management, neuro intensive care and cranial surgery, and generated net revenues of approximately $371.5 million in 2016.
Johnson & Johnson remains dedicated to ischemic and hemorrhagic stroke treatment through its newly launched Johnson & Johnson Medical Devices Companies* platform, CERENOVUS**, with a portfolio that includes aneurysm coils, vascular reconstruction devices and other technologies used in the endovascular treatment of cerebral aneurysms and stroke. The CERENOVUS product portfolio has been expanded through the recent acquisitions of Pulsar Vascular Inc., with a specialty in the endovascular treatment of wide-neck bifurcated aneurysms, and Neuravi Limited, offering extensive expertise and knowledge in acute ischemic stroke with its EmboTrap® Revascularization Platform.
About Johnson & Johnson
Caring for the world, one person at a time, inspires and unites the people of Johnson & Johnson. We embrace research and science - bringing innovative ideas, products and services to advance the health and well-being of people. Our approximately 132,500 employees at more than 250 Johnson & Johnson operating companies work with partners in health care to touch the lives of over a billion people every day, throughout the world.
About the Johnson & Johnson Medical Devices Companies
The Johnson & Johnson Medical Devices Companies’ purpose is to reach more patients and restore more lives. Having advanced patient care for more than a century, these companies represent an unparalleled breadth of products, services, programs and research and development capabilities in surgical technology, orthopaedics, cardiovascular and specialty solutions with an offering directed at delivering clinical and economic value to health care systems worldwide.
*The Johnson & Johnson Medical Devices Companies comprise the surgery, orthopaedics, and cardiovascular businesses within Johnson & Johnson’s Medical Devices segment.
**Cerenovus is part of the Johnson & Johnson Medical Devices Companies.